Exhibit 99.1

VSE CORPORATION ACQUIRES AKIMEKA LLC

Acquisition Builds on Strategy to Increase Profitability

Alexandria, Virginia, August 19, 2010 – VSE Corporation (NASDAQ: VSEC) announced today that it has acquired Akimeka LLC, headquartered in Hawaii with offices in Virginia, Florida and Texas. The purchase price was approximately $33 million in cash, with the potential for additional payment of up to $11 million if certain financial targets are met during the next three years, subject to certain adjustments. For the year ended December 31, 2009, Akimeka recorded revenues of approximately $38 million and pretax income of approximately $6.5 million.

Akimeka is a health services information technology consulting company serving the U.S. Government market.  Akimeka is a recognized leader in the Department of Defense health services and logistics sector. Some of the awards given to Akimeka include: SBA National Small Businessperson of the Year (runner up) 2009; SBA Hawaii Small Businessperson of the Year 2009: Ernst and Young Hawaii Entrepreneur Award finalist and Best Places to Work, Hawaii Business Magazine.  The company has a world-class technical team skilled at developing creative information technology (IT) health care solutions within government systems and protocols.  Most of Akimeka’s customers are in the Military Health System.  Core expertise lies in E-health; Enterprise Architecture; Information Assurance/Business Continuity; Public Safety; Web Based Technologies and Systems Design and Integration.

Akimeka complements VSE’s most recent acquisition, G&B Solutions.  Our subsidiary G&B is an established information technology provider to many federal agencies, including the National Institutes of Health, Departments of Health and Human Services, Homeland Security, Interior, Labor, Social Security Administration and the Pension Benefits Guaranty Corporation.

Maurice “Mo” Gauthier, CEO of VSE, said, “The acquisition of Akimeka is a strategic move to strengthen our IT offerings, particularly in the sector of health IT.  G&B Solutions has health IT customers in the civilian agencies and now we add Akimeka, which has an excellent portfolio of Defense agency health IT customers.   Akimeka is a well managed, respected and profitable information technology company.   Not only did we find the right strategic fit, we also found a great cultural fit.  The acquisition brings over 200 employees to our staff, and we believe it will add momentum to our strategic plan for increasing profitability.”

Akimeka founder and CEO Vaughn Vasconcellos said, “We are excited about the opportunity to continue our growth with VSE. We share common goals with VSE, and we see this acquisition as very positive for Akimeka’s employees, our customers, the state of Hawaii and VSE.”

For more information on Akimeka, please visit their web site at www.akimeka.com.

About VSE

VSE is a diversified Federal Services company of choice with over 50 years of experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, construction management and consulting. For additional information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the U.S. Securities and Exchange Commission for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission, including VSE’s annual report on Form 10-K for the year ended December 31, 2009 and subsequent reports filed with the Securities and Exchange Commission.

VSE News Contact: Keren Ackerman -- (703) 329-4605.

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